Exhibit (a)(1)(E)

AUTOMATIC CONFIRMATION EMAIL – To be sent automatically each time a participant logs-in and actively elects to exchange, or NOT to exchange, all or some of their eligible options.

Subject: Option Exchange Program Confirmation

Dear FName LName,

We have received your Election Form dated July 8, 2010 11:48:34 PM by which you elected to have some or all of your Eligible Options cancelled in exchange for a grant of Replacement Options, subject to the terms and conditions of the Offer to Exchange, as follows:

Eligible Option
Grant Number	Grant Type	Grant Date	Exercise Price	Outstanding Shares	Share Type	Shares	Shares Vested	Exchange All Eligible Shares Outstanding for this Grant?
001234	Options	01/01/2005	$53.91	1,854	Options	1,854	0	Yes
00456	Options	01/01/2006	$30.74	40,000	Options	20,000	0	No

If you change your mind, you may change your election as to some or all of your Eligible Options by submitting a new Election Form through the Option Exchange Program website, selecting ‘Yes’ to exchange your Eligible Option or ‘No’ to retain your Eligible Option.

To be effective, elections must be made before the end of August 3, 2010 at 12:00 midnight EDT. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems.

This notice does not constitute the Offer to Exchange. The full terms of the Offer to Exchange are described in the NASDAQ OMX Schedule TO – Tender Offer. If you have any questions you may contact the Option Exchange Helpline at +1 408 754 4658.

You should read the Tender Offer Statement on Schedule TO and exhibits, including the Offer to Exchange dated July 7, 2010, that NASDAQ OMX has filed with the Securities and Exchange Commission (the “SEC”) because they contain important information about the Option Exchange Program. You can access these documents at the Program website at https://nasdaqomx.equitybenefits.com or at the SEC’s website at www.sec.gov. Neither NASDAQ OMX nor our Board of Directors or its Management Compensation Committee are making any recommendation as to whether you should participate in the Program. You must make your own decision as to whether or not to participate in the Program. For questions regarding personal tax implications or other questions, you should talk to your own legal, financial and tax advisors.